Exhibit 10.1

FIFTH AMENDMENT TO

COOPERATIVE MARKETING AGREEMENT

This Fifth Amendment to Cooperative Marketing Agreement (“Amendment”) is entered into this 1st day of June, 2020 by and between Canterbury Park Holding Corporation (“CPHC”), a Minnesota corporation, and Shakopee Mdewakanton Sioux Community (“SMSC”), a federally recognized Indian tribe.  CPHC and SMSC are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into the Cooperative Marketing Agreement dated as of June 4, 2012, as amended by (i) the First Amendment to Cooperative Marketing Agreement dated as of January 16, 2015, (ii) the Second Amendment to Cooperative Marketing Agreement dated as of January 2016, (iii) the Third Amendment to Cooperative Marketing Agreement dated as of February 1, 2017; and the Fourth Amendment to Cooperative Marketing Agreement dated as of March 8, 2018 (as so amended, the “Agreement”); and

WHEREAS, as a result of the COVID-19 pandemic and other events, the Parties desire to further amend the Agreement by this Fifth Amendment to Cooperative Marketing Agreement (the “Fifth Amendment”);

NOW, THEREFORE, in consideration of the above premises, the representations and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Effectiveness

Section 1.1.          Conditions to Effectiveness. This Fifth Amendment will be effective (the “New Effective Date”) on, and will be of no force or effect prior to, the first business day following the last to occur of: (i) the approval of this Fifth Amendment by the Minnesota Racing Commission and (ii) execution of a Consent and Waiver by the Minnesota Horsemen’s Benevolent and Protective Association pursuant to Horse Association Agreement dated June 4, 2012 between SMSC, CPHC and the Horse Associations party thereto (the “Horse Association Agreement”), in a form satisfactory to SMSC and CPHC.   Prior to the New Effective Date, the Agreement will continue on its terms in full force and effect.

ARTICLE II

Amendments

Section 2.1.           Section 2.1 of the Agreement is hereby amended and restated to read as follows:

Section 2.1          Purse Enhancements/Marketing Payments.  SMSC will pay each Annual Purse Enhancement and the Annual Marketing Payment due after December 31, 2019 in accordance with the terms of this Agreement.  SMSC will not be obligated to make any Annual Purse Enhancement or Annual Marketing Payment if a default by CPHC has occurred and is continuing under this Agreement.  The Annual Purse Enhancement and Annual Marketing Payment to be paid in each year during the term of this Agreement are set forth on Schedule 1.  The following additional provisions shall apply to payment of the Annual Purse Enhancement and Annual Marketing Payment:

(a)   CPHC has established a bank account at Bremer Bank (the “SMSC Purse Enhancement Account”).  CPHC warrants that funds deposited from time to time in the SMSC Purse Enhancement Account will at all times be held for the benefit of the horsepersons racing at the Racetrack and will only be used as provided in this Agreement.  SMSC will pay the portion of each Annual Purse Enhancement due under this Agreement by wire transfer to the SMSC Purse Enhancement Account on the Payment Date applicable to each such Payment Amount, as these Payment Amounts and Payment Dates are set forth on Schedule 1 as amended from time to time pursuant to the terms of the Agreement.

(b)   Subject to the terms of this Agreement, SMSC will wire the portion of each Annual Marketing Payment payable to CPHC under this Agreement on the Payment Date applicable to such Payment Amount, as such Payment Amounts and Payment Dates are set forth on Schedule 1 as most recently amended.

(c)   CPHC agrees that Annual Purse Enhancements are to enhance purses at the Racetrack and that such amounts will not be used to offset any purse amounts that CPHC is otherwise required to pay pursuant to Minnesota law or agreement with the Minnesota Horse Associations.

(d)   For purposes of the Horse Association Agreement, “Annual Payment Date” means: (A) for the year 2020, the Payment Date for the first Payment Amount due for 2020 and (B) for any year during the term of this Agreement beginning with 2021, the date that is the last of (i) January 15 of such year, (ii) 15 business days following the receipt by SMSC of the Draft Preliminary Annual Racing Schedule (defined below), (iii) the date SMSC receives the Preliminary Annual Racing Schedule from CPHC and (iv) 30 business days following the receipt by SMSC of the Preliminary Marketing Plan (defined in Section 6.3 below) for such year.

(e)   For any year after 2020, “Payment Amount” means, for the payment of any portion of Annual Purse Enhancement or Annual Marketing Payment, the amount set forth under the column heading “Payment Amount” and next to such payment on Schedule 1 to this Agreement as most recently amended.  For any year after 2020, “Payment Date” means for the payment of any portion of Annual Purse Enhancement or Annual Marketing Payment, the date set forth under the column heading “Payment Date” and next to such payment on Schedule 1 to this Agreement.  Notwithstanding the foregoing, each Payment Date scheduled for April 2021 and 2022 shall instead be the date that is the last of (i) April 30 of such year, (ii) 10 business days following the receipt by SMSC of the Draft Preliminary Annual Racing Schedule (defined below), (iii) the date SMSC receives the Preliminary Annual Racing Schedule from CPHC and (iv) 15 business days following the receipt by SMSC of the Preliminary Marketing Plan (defined in Section 6.3 below) for such year.

(f)    For the year 2020, “Payment Amount” means an amount equal $108,077 per day of live horseracing at the Racetrack multiplied by the number of live racing days (which aggregate Payment Amount is the “Annual Purse Enhancement” for the year 2020); provided, however, that the aggregate Payment Amounts in 2020 shall not exceed $5,620,000 (which is the maximum Annual Purse Enhancement for the year 2020).  For the year 2020, “Payment Date” means June, July and August 2020, and the aggregate Payment Amount for each Payment Date shall be based on the number of days of live horseracing days scheduled in that month (and in the case of August later months in 2020) that are not prohibited by federal, state or local law, ordinance, order or otherwise.  For purposes of determining the Payment Amount for each month, CPHC shall provide to SMSC documentation satisfactory to SMSC of scheduled live race days for each month and later months.

(g)   The parties agree that the maximum Annual Purse Enhancement for the year 2020 was calculated by multiplying 52 days of live horseracing times $108,077 per day of live horseracing, without including the $100,000 annual Horse Association Payments separately payable under the Horse Association Agreement for the year 2020, which Horse Association Payments for the year 2020 will be paid no later than the first Payment Date above.

(h)   For 2020, CPHC will deliver to SMSC a draft preliminary schedule of all horse races for the entire year by June 1, 2020 (the “2020 Draft Preliminary Annual Racing Schedule”).  During the 7 business day period following delivery of the 2020 Draft Preliminary Annual Racing Schedule, CPHC will consult with SMSC regarding possible changes to such schedule and make changes to such schedule based on SMSC input to the extent CPHC reasonably determines is appropriate (such 2020 Draft Preliminary Annual Racing Schedule as so modified is herein referred to as the “2020 Preliminary

Annual Racing Schedule”).  The 2020 Preliminary Annual Racing Schedule shall contain the purse size for each proposed race, including the portion of the purse budgeted for each race that will be funded by the Annual Purse Enhancement for 2020 (the “2020 Per Race Purse Enhancement”), and other information for each proposed race.  CPHC shall pay each 2020 Per Race Purse Enhancement as set forth in the 2020 Preliminary Annual Racing Schedule subject to the following: (i) CPHC may increase or decrease any 2020 Per Race Purse Enhancement by not more than 25% and (ii) CPHC may reallocate of any 2020 Per Race Purse Enhancement for a particular race to another race when such 2020 Per Race Purse Enhancement cannot be paid due to cancellation of the applicable horse race. CPHC will also deliver to SMSC a copy of all preliminary and final condition books for races as they are available.

(i)    If CPHC does not hold a live racing day on any scheduled live racing date, then CPHC will promptly return to SMSC the portion of the Payment Amount for that day (i.e. $108,077)  unless CPHC promptly schedules, and subsequently conducts, a new substitute racing day in the year 2020, in which case SMSC will not owe any additional Payment Amount for such new substitute racing day.

(j)    Beginning with 2021 and for each year thereafter, CPHC will deliver to SMSC a draft preliminary schedule of all horse races for the entire year by January 1 of such year (the “Draft Preliminary Annual Racing Schedule”).  During the 15 business day period following delivery of the Draft Preliminary Annual Racing Schedule, CPHC will consult with SMSC regarding possible changes to such schedule and make changes to such schedule based on SMSC input to the extent CPHC reasonably determines appropriate (such Draft Preliminary Annual Racing Schedule as so modified is herein referred to as the “Preliminary Annual Racing Schedule”).  The Preliminary Annual Racing Schedule shall contain the purse size for each proposed race, including the portion of the purse budgeted for each race that will be funded by the Annual Purse Enhancement (the “Per Race Purse Enhancement”), and other information for each proposed race.  CPHC shall pay each Per Race Purse Enhancement as set forth in the Preliminary Annual Racing Schedule subject to the following: (i) CPHC may increase or decrease any Per Race Purse Enhancement not more than 25% and (ii) CPHC may reallocate of any Per Race Purse Enhancement for a particular race to another race when such Per Race Purse Enhancement cannot be paid due to cancellation of the applicable horse race.  CPHC will also deliver to SMSC a copy of all preliminary and final condition books for races as they are available.

(k)   CPHC will supply an annual audit of payments from the SMSC Purse Enhancement Account prepared by an independent accounting firm to confirm such funds were only applied to enhance purse amounts as contemplated by this Agreement.

Section 2.2.          Schedule 1.  Schedule 1 of the Agreement is hereby amended and replaced with Schedule 1 to this Fifth Amendment.

Section 2.3.          2020 Marketing Plan.  Notwithstanding anything to the contrary in this Agreement, no Annual Marketing Payment will be made by SMSC for 2020. Instead CPHC and SMSC agree that a total of $1,248,343 of Annual Marketing Payments from prior years remained unspent as of January 1, 2020 and that these funds will be used by CPHC for the 2020 Final Marketing Plan and will be deemed to be the 2020 Annual Marketing Payment pursuant to Section 6.3 of the Agreement.  CPHC and SMSC agree that CPHC will submit a revised Preliminary Marketing Plan for 2020 to SMSC on or before June 1 2020.  CPHC and SMSC further agree that beginning with the 2020 Annual Marketing Payment, CPHC will use the Marketing Payment for cooperative marketing purposes to promote SMSC (including Mystic Lake) and CPHC, but CPHC may also use portions of the Annual Marketing Payment for each of 2020, 2021 and 2022 for any other expense agreed upon by SMSC that is designed to promote, improve or assist in the operation of horse racing at the Racetrack.

ARTICLE III

Miscellaneous

Section 3.1.          Amendment Limited.  On and after the date of this Fifth Amendment each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement will mean and be a reference to the Agreement as amended by all prior amendments and this Fifth Amendment. The Agreement, as amended by this Fifth Amendment, is and shall continue to be in full force and effect in accordance with its respective terms, and, except as expressly set forth in the prior amendments and this Fifth Amendment, no other amendment or modification to the Agreement is agreed to or implied.

Section 3.2.          Governing Terms.  This Fifth Amendment shall be governed by Article VII of the Agreement as applicable, which are hereby incorporated into this Fifth Amendment.

Section 3.3.          Majority Horseperson Organization.  CPHC represents to SMSC that the Minnesota Horsemen's Benevolent and Protective Association (the “MHBPA”) is the horseperson’s organization representing the majority of horsepersons at the Racetrack.

IN WITNESS WHEREOF, each Party has executed this Fifth Amendment to Cooperative Marketing Agreement effective as of the date first written above.

/
Canterbury Park Holding Corporation

/s/ Randall D. Sampson
By: Randall D. Sampson
Its: Chief Executive Officer

Shakopee Mdewakanton Sioux Community

/s/ Keith B. Anderson
By: Keith B. Anderson
Its: Chairman

Schedule Number	Amendment Section Reference	Description of Purpose
1	2.1	Annual Purse Enhancement and Annual Marketing Payment amounts

Schedule 1

Year	Annual Purse Enhancement	Payment Date	Payment Amount

2020	Annual Purse Enhancement, as defined for 2020 in Section 2.1(f) of the Agreement	Payment Date, as defined for 2020 in Section 2.1(f) of the Agreement	Payment Amount, as defined for 2020 in Section 2.1(f) of the Agreement (which does not include the $100,000 Horse Association Payments).
2021	$7,280,000	March 2021 May 2021 June 2021 July 2021 August 2021	$ 2,576,000 $ 1,676,000 $ 676,000 $ 676,000 $ 1,676,000
2022	$7,280,000	March 2022 May 2022 June 2022 July 2022 August 2022	$ 2,576,000 $ 1,676,000 $ 676,000 $ 676,000 $ 1,676,000

Year	Annual Marketing Payment	Payment Date	Payment Amount

2020	$0	NONE	$0
2021	$1,620,000	March 2021 May 2021 June 2021 July 2021 August 2021	$ 324,000 $ 324,000 $ 324,000 $ 324,000 $ 324,000
2022	$1,620,000	March 2022 May 2022 June 2022 July 2022 August 2022	$ 324,000 $ 324,000 $ 324,000 $ 324,000 $ 324,000

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